Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 21, 2020, relating to the balance sheet of CM Life Sciences, Inc. as of July 16, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 10, 2020 (inception) through July 16, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-246251 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 1, 2020